Exhibit 99.1

FOR IMMEDIATE RELEASE

March 18, 2019

Organogenesis Holdings Inc. Reports Fourth Quarter and Fiscal Year 2018 Financial Results

CANTON, Mass. (March 18, 2019) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical and Sports Medicine markets, today reported financial results for its fourth quarter and fiscal year ended December 31, 2018.

Fourth Quarter 2018 Financial Summary:

•	Net revenue of $63.6 million for the fourth quarter of 2018, up 19.7% compared to net revenue of $53.1 million for the fourth quarter of 2017. Net revenue comprised:

•	Net revenue from Advanced Wound Care products of $54.6 million, up 15. 8% from the fourth quarter of 2017.

•	Net revenue from Surgical & Sports Medicine products of $9.0 million, up 50.6% from the fourth quarter of 2017.

•	Net revenue from the sale of PuraPly products of $28.5 million for the fourth quarter of 2018, up 1.1% from the fourth quarter of 2017.

•	Net loss was $9.3 million, compared to a net loss of $4.4 million for the fourth quarter of 2017.

•	Adjusted EBITDA loss of $0.1 million, compared to Adjusted EBITDA loss of $1.2 million for the fourth quarter of 2017.

Fiscal Year 2018 Financial Summary:

•	Net revenue of $193.4 million for the year ended December 31, 2018, down 2.5% compared to net revenue of $198.5 million for the year ended December 31, 2017. Net revenue comprised:

•	Net revenue from Advanced Wound Care products of $164.3 million, down 8.1% year-over-year.

•	Net revenue from Surgical & Sports Medicine products of $29.1 million, up 48.5% year-over-year.

•	Net revenue from the sale of PuraPly products of $69.8 million for the year ended December 31, 2018, down 36% year-over-year.

•

Net loss was $64.8 million for the year ended December 31, 2018, compared to a net loss attributable to Organogenesis Holdings Inc. common stockholders of $8.4 million for the year ended December 31, 2017.

•	Adjusted EBITDA loss of $36.2 million for the year ended December 31, 2018, compared to Adjusted EBITDA loss of $25 thousand for the year ended December 31, 2017.

Fourth Quarter 2018 and Recent Highlights:

•

On December 10, 2018, the Company completed its business combination between Organogenesis Inc. and Avista Healthcare Public Acquisition Corp. (AHPAC). Funds affiliated with Avista Capital Partners, a leading private equity firm, invested a total of $92 million in the combined company in conjunction with the business combination.

•

On March 14, 2019, the Company closed on a new credit agreement with Silicon Valley Bank and MidCap Financial providing an aggregate principal amount of $100 million in the form of a $60 million term loan and a $40 million revolving credit facility.

•

On March 14, 2019, Jack Farr, MD, Medical Director of the Cartilage Research Center of Indiana presented clinical trial results demonstrating effectiveness of ReNu® in treating symptoms associated with knee osteoarthritis at the American Academy of Orthopedic Surgeons’ Annual Meeting.

“2018 was a year of strong execution and significant accomplishments on all fronts,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “Despite a reimbursement transition for our PuraPly products, strong execution from our sales team generated record unit sales of PuraPly AM during the year driven by strong physician adoption. We substantially offset the PuraPly reimbursement transition in 2018 with solid sales performance across the rest of our Advanced Wound Care product portfolio and a strong year of sales of our Surgical & Sports Medicine products.”

Mr. Gillheeney, Sr. continued: “This substantial momentum has continued into 2019, and we are well positioned to execute our strategic objectives. Our broad and diversified commercial portfolio and pipeline assets, combined with our enhanced balance sheet, provide a unique platform to deliver innovative therapies to our customers and patients and to accelerate our short- and long-term growth.”

Net Revenue Summary:

The following table represents revenue by product grouping for the three and twelve months ended December 31, 2018:

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Advanced Wound Care	$54,621	$47,179	$7,442	15.8%	$164,332	$178,896	$(14,564)	(8.1)%
Surgical & Sports Medicine	8,978	5,963	3,015	50.6%	29,117	19,612	9,505	48.5%

Net revenue	$63,599	$53,142	$10,457	19.7%	$193,449	$198,508	$(5,059)	(2.5)%

Fourth Quarter 2018 Results:

Net revenue for the fourth quarter of 2018 was $63.6 million, compared to $53.1 million for the fourth quarter of 2017, an increase of $10.5 million, or 19.7%. The increase in net revenue was driven by a $7.4 million increase in net revenue of Advanced Wound Care products and a $3.0 million increase in net revenue of Surgical & Sports Medicine products, representing growth of 15.8% and 50.6%, respectively, compared to the fourth quarter of 2017. Net revenue of PuraPly products for the fourth quarter of 2018 was $28.5 million, compared to $28.2 million for the fourth quarter of 2017, an increase of $0.3 million, or 1.1%. Net revenue of PuraPly products represented approximately 45% of net revenue in the fourth quarter of 2018, compared to 53% of net revenue in the fourth quarter of 2017.

Gross profit for the fourth quarter of 2018 was $46.1 million or 72.5% of net revenue, compared to $36.7 million, or 69.1% of net revenue, for the fourth quarter of 2017, an increase of $9.4 million, or 25.5%. The largest contributor to the improvement in our gross margin amount and percentage from the year prior period was a more favorable product mix of revenue in the fourth quarter of 2018.

Operating expenses for the fourth quarter of 2018 were $50.6 million, compared to $39.1 million for the fourth quarter of 2017, an increase of $11.4 million, or 29.3%. The increase in operating expenses in the fourth quarter of 2018 as compared to the fourth quarter of 2017 was driven primarily by higher selling, general and administrative expenses which increased to $47.5 million, compared to $36.4 million in the fourth quarter of 2017, an increase of $11.1 million, or 30.5%. The increase in selling, general and administrative expenses is primarily due to additional headcount, including in the direct sales force, higher marketing and promotional expenses for our products, and additional amortization as a result of the 2017 NuTech Medical acquisition. Operating expenses for the fourth quarter of 2018 were also impacted by higher R&D expense which was $3.1 million, compared to $2.7 million in the fourth quarter of 2017, an increase of $0.4 million, or 13%.

Operating loss for the fourth quarter of 2018 was $4.5 million, compared to an operating loss of $2.4 million for the fourth quarter of 2017, an increase of $2.1 million, or 86.5%. Total other expenses for the fourth quarter of 2018 were $4.8 million, compared to $2.3 million for the fourth quarter of 2017, an increase of $2.5 million, or 111.3% The increase was driven primarily by a $2.1 million non-cash loss on the extinguishment of debt related to the write off of unamortized debt issuance costs upon repayment of affiliate debt in December 2018.

Net loss for the fourth quarter of 2018 was $9.3 million, or $0.12 per share, compared to a net loss of $4.4 million, or $0.07 per share, for the fourth quarter of 2017, an increase of $4.8 million, or 109%.

Fiscal Year 2018 Results:

Net revenue for the year ended December 31, 2018 was $193.4 million, compared to $198.5 million for 2017, a decrease of $5.1 million, or 2.5%. The decrease in net revenue was driven by a $14.6 million decrease, or 8.1%, in net revenue of Advanced Wound Care products, partially offset by a $9.5 million increase, or 48.5%, in net revenue of Surgical & Sports Medicine products compared to the prior year. The decrease in Advanced Wound Care net revenue was primarily attributable to the loss of pass-through reimbursement status for PuraPly during the first nine months of 2018. This decrease was partially offset by a full year of sales of our amniotic products. Net revenue of PuraPly products for the year ended December 31, 2018 were $69.8 million, compared to $109.1 million for 2017, a decrease of $39.3 million, or 36%. Net revenue of PuraPly products represented approximately 36% of net revenue in fiscal year 2018, compared to 55% of net revenue in the prior year.

Gross profit for the year ended December 31, 2018 was $124.6 million or 64.4% of net revenue, compared to $137.3 million, or 69.2% of net revenue, for the year ended December 31, 2017, a decrease of $12.6 million, or 9.2%. The largest contributor to the decline in gross margin from the year earlier period was primarily attributable to the loss of pass-through reimbursement status for PuraPly during the first nine months of 2018.

Operating expenses for the year ended December 31, 2018 were $176.2 million, compared to $142.8 million for 2017, an increase of $33.4 million, or 23.4%. The increase in operating expenses in 2018 as compared to 2017 was driven primarily by higher selling, general and administrative expenses which increased to $162.0 million, compared to $133.7 million in 2017, an increase of $28.2 million, or 21.1%. The increase in selling, general and administrative expenses is primarily due to additional headcount, primarily in our direct sales force, higher marketing and promotional materials for our products, and additional amortization as a result of the NuTech Medical acquisition. Operating expenses in 2018 were also impacted by higher R&D expense which was $10.7 million, compared to $9.1 million in 2017, an increase of $1.7 million, or 18.5%.

Operating loss for the year ended December 31, 2018 was $51.6 million, compared to an operating loss of $5.5 million for 2017, an increase of $46.1 million, or 838.4%. Total other expenses for the year ended December 31, 2018 were $13.2 million, compared to $9.1 million for 2017, an increase of $4.1 million, or 45.7%. The increase was driven primarily by a $2.1 million non-cash loss on the extinguishment of debt related to the write off of unamortized debt issuance costs upon repayment of affiliate debt in December 2018.

Net loss for the year ended December 31, 2018 was $64.8 million, or $0.94 per share, compared to a net loss attributable to Organogenesis Holdings Inc. common stockholders of $8.4 million, or $0.14 per share, for the year ended December 31, 2017.

As of December 31, 2018, the Company had $21.3 million in cash and $59.3 million in debt obligations, of which $17.7 million were capital lease obligations, compared to $2.3 million in cash and $106.8 million of debt obligations, of which $17.8 million were capital lease obligations for the year ended December 31, 2017.

Fiscal Year 2019 Revenue Guidance:

The Company is reaffirming the previously announced fiscal year 2019 revenue expectations which were introduced on January 7, 2019.

For the twelve months ending December 31, 2019, the Company continues to expect:

•

Net revenue of between $248 million and $259 million, representing growth of approximately 28% to 34% year-over-year, as compared to net revenue of $193.4 million for the twelve months ended December 31, 2018.

•	The 2019 net revenue forecast assumes:

•

Net revenue from Advanced Wound Care products of between $219 million and $229 million, representing growth of approximately 33% to 39% year-over-year as compared to net revenue of $164.3 million for the twelve months ended December 31, 2018.

•

Net revenue from Surgical & Sports Medicine products of between $29.5 million and $31 million, representing growth of approximately 1% to 6% year-over-year as compared to net revenue of $29.1 million for the twelve months ended December 31, 2018.

•

The 2019 net revenue guidance range also assumes that net revenue from the sale of its PuraPly products will represent between $96 million and $103 million of net revenue, representing growth of approximately 38% to 48% year-over-year, as compared to net revenue of $69.8 million for the twelve months ended December 31, 2018.

Conference Call:

Management will host a conference call at 5:00 p.m. Eastern Time on March 18, 2019 to discuss the results of the quarter and the year. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 7278992. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 7278992. The webcast will be archived at investors.organogenesis.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2019 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2018. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Angelyn Lowe

alowe@organo.com

781-774-9364

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash	$21,291	$2,309
Restricted cash	114	49
Accounts receivable, net	34,077	28,124
Inventory	13,321	14,270
Prepaid expenses and other current assets	2,328	4,399
Contingent consideration forfeiture rights	—	589

Total current assets	71,131	49,740
Property and equipment, net	39,623	42,112
Notes receivable from related parties	477	413
Intangible assets, net	26,091	29,759
Goodwill	25,539	25,539
Deferred tax asset	238	424
Other assets	579	735

Total assets	$163,678	$148,722

Liabilities, Redeemable Common Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Deferred acquisition consideration	$5,000	$5,000
Redeemable common stock liability	6,762	—
Current portion of notes payable	2,545	—
Current portion of capital lease obligations	7,501	5,369
Accounts payable	19,165	19,053
Accrued expenses and other current liabilities	25,415	22,551

Total current liabilities	66,388	51,973
Line of credit	26,484	17,618
Notes payable, net of current portion	12,578	14,816
Long-term debt - affiliates	—	52,142
Due to affiliates	—	4,500
Warrant liability	—	2,238
Deferred rent, net of current portion	130	74
Capital lease obligations, net of current portion	10,154	12,390
Other liabilities	903	1,526

Total liabilities	116,637	157,277

Commitments and contingencies (Notes 20 and 24)
Redeemable common stock, $0.0001 par value; 728,549 shares issued and outstanding at December 31, 2018 and December 31, 2017.	—	6,762
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 400,000,000 and 81,200,000 shares authorized at December 31, 2018 and December 31, 2017, respectively; 91,261,412 and 66,983,138 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively.	9	6
Additional paid-in capital	177,272	50,086
Accumulated deficit	(130,240)	(65,409)

Total stockholders’ equity (deficit)	47,041	(15,317)

Total liabilities, redeemable common stock and stockholders’ equity (deficit)	$163,678	$148,722

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Net revenue	$63,599	$53,142	$193,449	$198,508
Cost of goods sold	17,510	16,422	68,808	61,220

Gross profit	46,089	36,720	124,641	137,288
Operating expenses:
Selling, general and administrative	47,478	36,387	161,961	133,717
Research and development	3,091	2,735	10,742	9,065
Write-off of deferred offering costs	—	—	3,494	—

Total operating expenses	50,569	39,122	176,197	142,782

Loss from operations	(4,480)	(2,402)	(51,556)	(5,494)

Other income (expense), net:
Interest expense	(2,663)	(2,283)	(10,853)	(8,139)
Interest income	5	28	64	129
Change in fair value of warrants	(170)	(53)	(469)	(1,037)
Loss on the extinguishment of debt	(2,095)	—	(2,095)	—
Other income (expense), net	150	49	162	(9)

Total other income (expense), net	(4,773)	(2,259)	(13,191)	(9,056)

Net loss before income taxes	(9,253)	(4,661)	(64,747)	(14,550)
Income tax (expense) benefit	(2)	233	(84)	7,025

Net loss	(9,255)	(4,428)	(64,831)	(7,525)
Net income attributable to non-controlling interest in affiliates		—	—	863

Net loss attributable to Organogenesis Holdings Inc.	$(9,255)	$(4,428)	$(64,831)	$(8,388)

Net loss per share attributable to Organogenesis Holdings Inc. - basic and diluted	$(0.12)	$(0.07)	$(0.94)	$(0.14)

Weighted average common shares outstanding - basic and diluted	76,952,174	$64,121,501	69,318,456	63,876,767

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(64,831)	$(7,525)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,309	3,591
Amortization of intangible assets	3,669	2,037
Non-cash interest expense	3,300	2,415
Non-cash interest income	(64)	(111)
Non-cash rent expense	56	70
Deferred tax (benefit) expense	186	(7,301)
Loss (gain) on disposal of property and equipment	1,209	(8)
Impairment of notes receivable	—	113
Write-off of deferred offering costs	3,494	—
Provision (benefit) recorded for sales returns and doubtful accounts	1,157	1,166
Provision recorded for inventory reserve	5,949	5,497
Stock-based compensation	1,075	919
Change in fair value of warrant liability	469	1,037
Loss on extinguishment of debt	2,095	—
Change in fair value of interest rate swap	—	6
Change in fair value of forfeiture rights	589	(212)
Changes in operating assets and liabilities:
Accounts receivable	(7,110)	(7,010)
Inventory	(5,000)	(3,817)
Prepaid expenses and other current assets	(1,414)	(2,680)
Accounts payable	(60)	3,967
Accrued expenses and other current liabilities	368	982
Accrued interest—affiliate debt	(9,241)	3,190
Other liabilities	56	100

Net cash used in operating activities	(60,739)	(3,574)
Cash flows from investing activities:
Purchases of property and equipment	(1,857)	(2,426)
Proceeds from disposal of property and equipment	1	8
Acquisition of NuTech Medical, net of cash acquired	—	(11,790)
VIE deconsolidation	—	(666)

Net cash used in investing activities	(1,856)	(14,874)
Cash flows from financing activities:
Line of credit borrowings, net	8,866	12,749
Notes payable—related party borrowings (repayment), net	—	(1,335)
Repayment of debt and debt issuance cost on affiliate debt	(22,680)	—
Proceeds from long-term debt-affiliates	15,000	—
Proceeds from equity financing, net of issuance costs	92,000	—
Payment of equity issuance costs	(270)	—
Payment of recapitalization costs	(11,206)	—
Repayment of notes payable	(10)	(6,325)
Proceeds from the exercise of stock options	119	221
Cash contributions from members of affiliates	—	1,000
Proceeds from notes payable—master lease	—	16,000
Payments of deferred acquisition consideration	—	(2,500)
Payment of debt issuance costs	(177)	(862)

Net cash provided by financing activities	81,642	18,948
Change in cash and restricted cash	19,047	500
Cash and restricted cash, beginning of year	2,358	1,858

Cash and restricted cash, end of year	$21,405	$2,358

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,553	$5,715
Cash paid for income taxes	$8	$96
Supplemental disclosure of non-cash investing and financing activities:
Fair value of shares issued in connection with investor debt settlement	$42,764	$—
Fair value of shares issued in connection with settlement of warrants	$2,707	$—
Common stock issued in exchange for AHPAC shares	$1	$—
Notice of put option exercise of redeemable common shares	$6,762	$—
Purchases of property and equipment in accounts payable and accrued expenses	$172	$764
Fair value of warrant issued in connection with notes payable	$—	$959
Extinguishment of Subordinated Notes—affiliates	$—	$4,577
Accretion of redeemable common stock	$—	$423
Shares issued in connection with NuTech Medical acquisition	$—	$16,609
Deconsolidation of variable interest entities, net of cash	$—	$9,052
Issuance of deferred acquisition consideration	$—	$7,500
Issuance of contingent consideration forfeiture rights	$—	$377

Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

We define EBITDA as net income (loss) attributable to Organogenesis Holdings Inc. before depreciation and amortization, net interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items consist of non-cash equity compensation, mark to market adjustments on our warrant liabilities, change in fair value of interest rate swaps and our contingent asset and liabilities, write-off of deferred offering costs, Avista merger transaction costs and a loss on the extinguishment of debt. We have presented Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss) attributable to Organogenesis Holdings Inc., which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•	Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

•	Adjusted EBITDA excludes the impact of the changes in the fair value of our warrant liability, our contingent consideration forfeiture asset, and the fair value of interest rate swaps;

•	Adjusted EBITDA excludes the write-off of deferred offering costs, as well as merger transaction costs, consisting primarily of legal and professional fees;

•	Adjusted EBITDA excludes the loss on extinguishment of debt, which is a non-cash loss related to the write-off of unamortized debt issuance costs upon repayment of affiliate debt;

•	Adjusted EBITDA excludes income tax expense (benefit); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net loss attributable to Organogenesis Holdings Inc., the most directly comparable measure calculated in accordance with GAAP, has been included herein.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Net income (loss) attributable to Organogenesis Holdings Inc.	$(9,255)	$(4,428)	$(64,831)	$(8,388)
Interest expense, net	2,658	2,255	10,789	8,010
Income tax expense (benefit)	2	(233)	84	(7,025)
Depreciation	701	367	3,309	3,591
Amortization	917	530	3,669	2,037

EBITDA	$(4,977)	$(1,509)	$(46,980)	$(1,775)

Stock-based compensation expense	255	267	1,075	919
Change in contingent consideration forfeiture asset	—	(15)	589	(212)
Change in fair value of interest rate swaps	—	—	—	6
Change in fair value of warrant liability	170	53	469	1,037
Write-off of deferred offering costs	—	—	3,494	—
Merger transaction costs	2,324	—	3,072	—
Loss on extinguishment of debt	2,095	—	2,095	—

Adjusted EBITDA	$(133)	$(1,204)	$(36,186)	$(25)

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